Prospectus Supplement No. 1 to
Prospectus dated June 18, 2007
Registration No. 333-143414
Filed pursuant to Rule 424(b)(3)

EAGLE BROADBAND, INC.

SUPPLEMENT  NO. 1
TO
PROSPECTUS DATED JUNE 18, 2007

———————

This Prospectus Supplement supplements our Prospectus dated June 18, 2007, relating to the offer and sale from time to time of up to 9,000,000 shares of our common stock for the account of the shareholder named in the Prospectus.  This Supplement amends and supplements certain information contained in the Prospectus.  We encourage you to read this Supplement carefully with the Prospectus.

Eagle is a provider of broadband, Internet Protocol (IP) and communications technology and services that aim to create new revenue opportunities for broadband providers and enhance communications for government, military and corporate customers.  We leverage years of proven experience delivering advanced IP-based broadband services to provide service provider partners with a way to deliver advanced entertainment, communications and security services to their customers.  Our product offerings include IPTVComplete™, a fast, low cost way for broadband providers to deliver competitive IP video services; the MediaPro line of standard and high definition IP set-top boxes that enable broadband providers and hotel operators to maximize revenues by delivering advanced interactive entertainment services; and the SatMAX® satellite communications system that provides civilian government, military, homeland security and corporate customers with reliable, non-line-of-sight, satellite-based voice and data communications from any location on Earth.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “EAGB”.  On July 5, 2007, the closing price of our common stock was $0.10 per share.

The selling shareholder, Dutchess Private Equities Fund, Ltd., is an underwriter within the meaning of the Securities Act of 1933, as amended.

Investing in our common stock involves a high degree of risk.  You should consider carefully the risk factors listed in the Prospectus and this Supplement before making a decision to purchase our stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 6, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2007

EAGLE BROADBAND, INC.
(Exact name of registrant as specified in its charter)

TEXAS	1-15649	76-0494995
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

101 COURAGEOUS DRIVE LEAGUE CITY, TEXAS 77573
(Address of principal executive offices) (Zip Code)

(281) 538-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers.

On July 1, 2007, James D. Yarbrough submitted his resignation as a member of the Board of Directors of the company.  Mr. Yarbrough’s resignation was due to personal reasons.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: July 3, 2007		EAGLE BROADBAND, INC.
(Registrant)

	By:	/s/ DAVID MICEK
David Micek
President and Chief Executive Officer

Up To
9,000,000
Shares Common Stock

EAGLE BROADBAND, INC.

Prospectus Supplement No. 1

July 6, 2007